EXHIBIT 99.1

Andrew Acquires EMS Wireless

WESTCHESTER, IL, November 1, 2006—Andrew Corporation, a global leader in communications systems and products, has agreed to acquire EMS Wireless, a Norcross, Ga.,-based division of EMS Technologies, Inc.

Under the agreement, Andrew will pay $50.5 million in cash for EMS Wireless, a major designer and manufacturer of base station antennas and repeaters for cellular networks in North America. Its customers include the major wireless operators in the U.S.

“EMS Wireless and its employees have a successful track record in innovation and customer responsiveness, and their addition to Andrew will deliver compelling strategic and financial benefits,” said John DeSana, group president, Antenna and Cable Products Segment, Andrew Corporation. “EMS Wireless will strengthen our relationships with key customers and extend our leadership position in wireless subsystems.”

EMS Wireless had revenues of $28.5 million for the first half of 2006. It employs approximately 200 people in Norcross, Ga., and Curitiba, Brazil. The transaction is expected to close within 30-60 days and be slightly accretive to earnings in fiscal 2007. Andrew expects to achieve $5 million to $10 million annually in synergies and reduced corporate spending beginning in fiscal 2007.

“We are very proud of our Wireless division and its remarkable achievements over the past 13 years,” said Paul Domorski, president and chief executive officer, EMS Technologies. “I credit our highly talented personnel with building the EMS Wireless cellular and PCS base station antenna business. Meanwhile, the industry is consolidating rapidly and greater scale is very important. We believe EMS Wireless and its dedicated employees will have a better future as part of a larger organization, such as Andrew, that is less affected by swings in sales of particular products and has a wider array of products to offer to wireless carriers. For these reasons, we think Andrew Corporation is the perfect match.”

Forward Looking Statements

Some of the statements in this news release are forward looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include fluctuations in commodity costs, the company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in foreign currency exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers, and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission.